                                                                   Exhibit 10.1

                        SETTLEMENT AGREEMENT AND RELEASE

                  This SETTLEMENT AGREEMENT AND RELEASE ("SETTLEMENT AGREEMENT") is made this 8th day of April 2003 by and among Globalstar, L.P., a Delaware limited partnership ("GLP"), its debtor subsidiaries Globalstar Capital Corporation, a Delaware corporation, Globalstar Services Company, Inc., a Delaware corporation, and Globalstar, L.L.C., a Delaware limited liability company, each of the foregoing entities a debtor and debtor-in-possession (collectively, the "Debtors"), Globalstar USA, LLC, a Delaware limited liability company ("GUSA"), the official committee of unsecured creditors appointed in the Debtors' Chapter 11 cases (the "Creditors Committee"), Loral Space & Communications Ltd., a Bermuda company ("Loral"), Space Systems/Loral, Inc., a Delaware corporation ("SS/L"), the other Loral Entities on the signature pages hereof, Loral/QUALCOMM Partnership, L.P., a Delaware limited partnership ("LQP") and Loral General Partner, Inc., a Delaware corporation ("LGP").

                                   BACKGROUND

                  WHEREAS, on February 15, 2002, the Debtors (this and other capitalized terms being defined in Article 1) and the GP Debtors each filed voluntary petitions pursuant to chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware; and

                  WHEREAS, on March 5, 2002, the United States Trustee appointed the Creditors Committee; and

                  WHEREAS, certain Loral Entities are creditors or equity holders of, and/or parties to executory contracts with, certain of the Debtors; and
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                  WHEREAS, the Loral Entities, collectively and without
duplication, have asserted approximately $882 million of liquidated plus substantial unliquidated Claims against the Debtors, as set forth on Schedule
1.46 hereto; and

                  WHEREAS, the Creditors Committee has conducted an investigation of the Loral Entities' relationships and dealings with the Debtors and, based on such review, asserts that: (a) all or a portion of the Loral Entities' Claims should be disallowed or equitably subordinated to General Unsecured Claims; and (b) certain of the Loral Entities have substantial liabilities to the Debtors; and

                  WHEREAS, the Loral Entities dispute the Creditors Committee's assertions and, in any event, assert that the Loral Entities' valid Claims exceed any valid claims the Debtors might assert against the Loral Entities; and

                  WHEREAS, all or substantially all of the liabilities of the GP Debtors also are liabilities owed to the Debtors' creditors and are based on the GP Debtors' status as direct or indirect general partners of GLP; and

                  WHEREAS, the GP Debtors hold certain assets, rights and licenses that are critical to the reorganization of the Debtors, but are otherwise of limited or no value to the GP Debtors; and

                  WHEREAS, the Parties hereby acknowledge and agree that it is in the Parties' mutual best interests to enter into this Settlement Agreement and thereby resolve all issues between the Loral Entities on the one hand and the Creditors Committee and the Debtors on the other hand, on the terms set forth herein; and

                  WHEREAS, the Parties hereby acknowledge and agree that the intent and purpose of this Settlement Agreement is to resolve and settle outstanding issues between the Loral Entities and the GP Debtors on the one hand and the Creditors Committee and the Debtors on the other hand, and that each of the elements of this Settlement Agreement is an integral element of this Settlement Agreement, without which this Settlement Agreement would not have been entered into by the Parties; and


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                  WHEREAS, the Bankruptcy Court has jurisdiction over these
cases and this matter pursuant to 28 U.S.C.Section 157 and 1334;

                  NOW, THEREFORE, it is hereby stipulated and agreed, by and among the undersigned Parties in consideration of the promises and the mutual covenants and agreements herein contained as follows:

                            ARTICLE 1 -- DEFINITIONS

                  The following terms used in this Settlement Agreement shall have the definitions set forth below:

                  1.1. "ADDITIONAL AMOUNT" means the amount, if any, by which $57 million exceeds the aggregate amount of the Vendor Financing Claims.

                  1.2. "ALLOWED CLAIM" means

                  a. a Claim that (i) has been listed by a particular Debtor on its schedules as other than disputed, contingent or unliquidated and (ii) is not otherwise a disputed Claim;

                  b. a Claim (i) for which a proof of Claim or request for payment of administrative Claim has been filed by the applicable bar date or otherwise been deemed timely filed under applicable law and (ii) that is not otherwise a disputed Claim; or


                                       3
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                  c. a Claim that is allowed: (i) in any stipulation executed by the applicable Debtor and Claim holder on or after the Effective Date; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court;
(iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

                  1.3. "ALLOWED...CLAIM" means an Allowed Claim in the particular class or category specified under the Plan. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

                  1.4. "APPROVAL DATE" means the date of entry of the Approval Order.

                  1.5. "APPROVAL ORDER" means an order of the Bankruptcy Court authorizing and approving this Settlement Agreement.

                  1.6. "ASSUMED CONTRACT" means any contract between a Debtor and a Loral Entity that is assumed pursuant to Section 365 of the Bankruptcy Code.

                  1.7. "BANKRUPTCY CODE" means title 11 of the United States Code, 11 U.S.C. Section 101-1330, as now in effect or hereafter amended.

                  1.8. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware or such other Court having jurisdiction over the relevant issue in the Reorganization Cases or the GP Debtors' chapter 11 cases, as applicable.

                  1.9. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

                  1.10. "BENEFITS" means the benefits of the Strategic Agreements and the FCC Big Leo License on terms not materially less favorable than exist in favor of GLP as of the date hereof (other than, as to the Strategic Agreements, the provisions of Section 2.2 hereof).


                                       4
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                  1.11. "BRAZIL SERVICE PROVIDERS" means Loral/DASA Globalstar,
L.P., Loral/DASA Brasil Holdings Ltda., and Globalstar do Brasil, S.A.

                  1.12. "BUSINESS DAY" means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

                  1.13. "CANADIAN SERVICE PROVIDERS" means GCSC, ATSS/Loral Netherlands BV, and Globalstar Canada.

                  1.14. "CAUSE OF ACTION" means any action, cause of action, suit, account, controversy, agreement, promise, right to legal remedy, right to an equitable remedy (including, without limitation, any equitable subordination and recharacterization of claims actions), right to payment or claim, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly, indirectly or derivatively, in law, equity or otherwise.

                  1.15. "CLAIM" means a claim, as defined in Section 101(5) of the Bankruptcy Code, against any Debtor. 1.16. "CLOSING DATE" means the first business day on which the Approval Order becomes a Final Order, such later date as may be agreed upon by the Creditors Committee, GLP and Loral, or such earlier date following the Approval Date as to which Loral may agree, in each case provided that on such date substantial consummation of the transactions provided for in this Settlement Agreement occurs.

                  1.17. "CONFIRMATION DATE" means the date of entry of the Confirmation Order by the Bankruptcy Court.


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                  1.18. "CONFIRMATION ORDER" means the order of the Bankruptcy
Court confirming a Plan pursuant to Section 1129 of the Bankruptcy Code.

                  1.19. "CONVENIENCE CLAIMS" means "Convenience Claims" or other similar term as defined in the Plan, as amended from time to time, referring to Allowed General Unsecured Claims below a limited US dollar threshold.

                  1.20. "COOPERATION COVENANT" shall have the meaning ascribed to it in Section 5.1 hereof.

                  1.21. "COOPERATION PERIOD" means the time from the Approval Date through the earliest to occur of the (a) the Effective Date of a Plan, (b) the date of entry of an order converting GLP's Reorganization Case to a case under chapter 7 of the Bankruptcy Code, and (c) the Deadline.

                  1.22. "CREDITORS COMMITTEE" shall have the meaning ascribed to it in the preamble.

                  1.23. "DEADLINE" means December 31, 2003 or such other date as may be agreed to in writing by GLP, the Creditors Committee and Loral.

                  1.24. "DEBTORS" means shall have the meaning ascribed to it in the preamble.

                  1.25. "EFFECTIVE DATE" means the effective date of a Plan.

                  1.26. "FCC" means the Federal Communications Commission.

                  1.27. "FCC BIG LEO LICENSE" means the FCC license issued to LQP, and currently held by L/Q Licensee, to provide mobile satellite services in the 1610-1626.5/2483.5-2500 MHz bands.

                  1.28. "FINAL ORDER" means: (a) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as


                                       6
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to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; or (b) if an appeal, writ of certiorari, reargument or rehearing thereof has been filed or sought, or order of the Bankruptcy Court that shall have been affirmed by the highest court to which such order was appealed, or as to which certiorari shall have been denied or reargument or rehearing shall have been denied or which resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

                  1.29. "GCSC" means Globalstar Canada Satellite Co., a Nova Scotia, Canada corporation.

                  1.30. "GENERAL UNSECURED CLAIMS" means all unsecured Claims against the Debtors other than a claim entitled to priority pursuant to Section 507 of the Bankruptcy Code.

                  1.31. "GENERAL PARTNERS COMMITTEE" means the governing body of GLP under the Amended and Restated Agreement of Limited Partnership of Globalstar, L.P., which is currently comprised of the following six members:
Olof Lundberg, Chairman, Sir Ronald Grierson, A. Robert Towbin, and, subject to
Section 5.2 hereof, Russell R. Mack, Bernard L. Schwartz, and Eric J. Zahler.

                  1.32. "GLOBALSTAR CANADA" means Globalstar Canada Co., a Nova Scotia, Canada company.

                  1.33. "GLOBALSTAR ENTITIES" means the Debtors and all of their respective subsidiaries.


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
                  1.34. "GLOBALTEL" means GlobalTel C.J.S.C., a Russian closed joint-stock company.

                  1.35. "GLP" shall have the meaning ascribed to it in the preamble.

                  1.36. "GLP PARTNERSHIP INTERESTS" means the ordinary partnership interests and both classes of redeemable preferred partnership interests in GLP (including all ordinary partnership interests which are reserved to provide for purchases of interests by GTL upon exercise of options to purchase GTL common stock).

                  1.37. "GP DEBTORS" means LGP Bermuda, Loral/QUALCOMM Satellite Services, L.P., LQP and LGP.

                  1.38. "GSLLC" means Government Services, LLC, a Delaware limited liability company.

                  1.39. "GTL" means Globalstar Telecommunications Limited, a Bermuda exempted company, and a general partner of GLP.

                  1.40. "GUSA" means Globalstar USA, LLC, a Delaware limited liability company.

                  1.41. "INTEREST" means any capital stock, partnership interest, limited liability company membership interest, or other ownership interest.

                  1.42. "LGP" means Loral General Partner, Inc., a Delaware corporation.

                  1.43. "LGP BERMUDA" means LGP (Bermuda) Ltd., a Bermuda company.

                  1.44. "LORAL" means Loral Space & Communications Ltd., a Bermuda company.

                  1.45. "LORAL CANADIAN INTEREST" means the Loral Entities' (i) 49.9% interests in GCSC and ATSS/Loral Netherlands BV, (ii) 23% interest in Globalstar Canada, and (iii) any


                                       8
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other equity interests or contractual rights primarily related to the ownership or operation of the Globalstar gateways or service providers in Canada.

                  1.46. "LORAL CLAIMS" means all Claims of the Loral Entities.

                  1.47. "LORAL DESIGNEES" means Russell R. Mack, Bernard L. Schwartz, and Eric J. Zahler.

                  1.48. "LORAL ENTITIES" mean, collectively: (a) Loral; (b) Loral Space & Communications Corporation; (c) SS/L; (d) Loral/DASA Globalstar, L.P.; (e) Loral SpaceCom Corporation; (f) Loral Satellite, Inc.; (g) Loral CyberStar International, Inc.; and (h) all of the respective current direct and indirect subsidiaries and affiliates of the entities identified in subclauses
(a) through (g) of this Section 1.48 (other than the Debtors, their Non-Debtor Subsidiaries, the Canadian Service Providers, GlobalTel, the Mexico Service Providers, the Brazil Service Providers and the GP Debtors).

                  1.49. "LORAL RELEASE" means the release to be granted pursuant to Section 8.1 hereof.

                  1.50. "L/Q LICENSEE" means L/Q Licensee, Inc., a Delaware corporation.

                  1.51. "LQP" means Loral/QUALCOMM Partnership, L.P, a Delaware limited partnership.

                  1.52. "MEXICO SERVICE PROVIDERS" means ATTS/Loral Mexico, L.P.; Mexico Satellite LLC; Globalstar de Mexico S. de R.L. de C.V.; and Servicios Corporativos Alcance S.A. de C.V.

                  1.53. "NEW GLOBALSTAR" means the reorganized Debtors, successors to the Debtors under a Plan, or the purchaser of the Debtors' assets, in each case that will, directly or


                                       9
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through subsidiaries, contain all or a substantial portion of the Debtors'
assets after the Effective Date.

                  1.54. "NON-DEBTOR SUBSIDIARIES" mean all of the Debtors' non-debtor subsidiaries, in which the Debtors own or acquire a controlling interest through and including the Effective Date, including, without limitation, Globalstar Corporation, Globalstar Europe Satellite Services Ltd., Globalstar Republica Dominicana, S.A., Globalstar Japan, K.K., Globalstar Holdings, Ltd., Globalstar International Services Ltd., Stonestreet Holdings NV, Globalstar Offshore Co., GCSC, ATSS/Loral Netherlands B.V., ATSS Canada, Inc., Globalstar Satellite Services, Inc., Mobile Satellite Services B.V., Globalstar Europe S.A.R.L., Globalstar USA, LLC, Globalstar Caribbean Ltd. and the Canadian Service Providers.

                  1.55. "PARTIES" means the Debtors, the Creditors Committee, the GP Debtors, and the Loral Entities that are signatories to this Settlement Agreement.

                  1.56. "PERSON" shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

                  1.57. "PLAN" means a chapter 11 plan for the Debtors.

                  1.58. "QUALCOMM" means QUALCOMM Incorporated.

                  1.59. "RECOVERY ACTION" means, collectively and individually:
(a) preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under Sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or non-bankruptcy law; (b) claims or causes of action arising out of illegal dividends or similar theories of liability; (c) claims or causes of action based on piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery arising out of the ownership or operation of the Debtors; (d) claims or causes of action based on unjust enrichment; (e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance or fraud; and (f) claims or causes of action relating to the provision of retiree medical benefits and the provision of director and officer liability insurance or indemnification.

                  1.60. "REORGANIZATION CASE" means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

                  1.61. "REORGANIZATION PLAN" means a Plan that provides for all or a substantial portion of the Debtors to continue as a going concern.

                  1.62. "REPLACEMENT NOTE" means the note to be issued to Loral or its designee by Globalstar Canada pursuant to Section 3.4 hereof.

                  1.63. "REPRESENTATIVE(S)" means for any entity, any and all of its officers, directors, employees, members of a general partners' committee (including as to the Debtors, the General Partners Committee), the direct or indirect general partners, direct or indirect limited partners, attorneys, advisors, and investment bankers, in each case, solely in their capacity as such.

                  1.64. "RULE 9019 MOTION" means a motion pursuant to Rule 9019 of the Bankruptcy Rules filed in the Debtors' Reorganization Cases or in the GP Debtors' chapter 11 cases seeking approval of this Settlement Agreement.

                  1.65. "RUSSIAN DEBT" means the net amount owed by GlobalTel to GLP as of the Closing Date. For the avoidance of doubt, the amount of the Russian Debt, as of January 26, 2003, is approximately $1.6 million.


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                  1.66. "RUSSIAN NOTE" means the note to be issued to Loral by
Globalstar Canada pursuant to Article 3 of this Settlement Agreement.

                  1.67. "SATELLITE CONTRACT" means Contract for the Design and Delivery of the Globalstar Satellite System, Contract No. GS-C-94-008, dated February 16, 1994 (as amended, modified, and supplemented).

                  1.68. "SECTION 363 SALE" means a sale of all or a substantial portion of the Debtors' assets as a going concern under Section 363 of the Bankruptcy Code.

                  1.69. "SETTLEMENT AGREEMENT" shall have the meaning set forth in the introductory paragraph hereof.

                  1.70. "SETTLEMENT MOTION" means the Rule 9019 Motion filed by the Creditors Committee and the Debtors in the Bankruptcy Court seeking approval of this Settlement Agreement.

                  1.71. "SPARE SATELLITES" means the eight spare satellites remaining to be delivered to GLP under the Satellite Contract.

                  1.72. "SS/L" means Space Systems/Loral, Inc., a Delaware corporation.

                  1.73. "STRATEGIC AGREEMENTS" means (a) the Strategic Agreement, dated as of March 23, 1994 between LQP and Airtouch Communications;
(b) the Memorandum of Understanding - US Government and Aviation - between GUSA and LQP, dated as November 1999; and (c) the Globalstar Service Reseller Agreement between GUSA and Government Services, LLC dated April 1, 2000.

                  1.74. "THIRD PARTY RELEASES" means a release providing that each (a) of the Non-Debtor Subsidiaries and (b) holder of (i) a Claim (whether or not allowed) against or Interest in a Debtor or (ii) a GLP Partnership Interest, and (c) Person participating in exchanges


                                       12
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and distributions under or pursuant to the Plan, shall be enjoined from commencing and continuing any Cause of Action, Recovery Action, employment of process or act to collect, offset or recover and shall release any Claim or Cause of Action and/or Recovery Action arising from the beginning of time through the Confirmation Date against the Loral Entities or any Representative thereof in any way directly or indirectly relating to or concerning the Debtors, including, without limitation, their management and operations, the Reorganization Cases, or the Plan (other than (i) claims arising after the Confirmation Date under any Assumed Contract; (ii) claims for all sums due in connection with ordinary course postpetition commercial transactions between any Loral Entity and any Globalstar Entity; and/or (iii) claims arising under this Settlement Agreement).

                  1.75. "2GHZ AGREEMENT" means the Contract Between Globalstar, L.P. and SS/L for the Globalstar Second Generation Satellite System, No. GS-C-02-0612, dated July 16, 2002, providing for the design and construction of a mobile satellite system in the 2GHz band.

                  1.76. "UNDERTAKING" shall have the meaning ascribed to it in
Section 5.2 hereof.

                  1.77. "VENDOR FINANCING CLAIMS" means the pass through vendor financing Claims of third party subcontractors to SS/L, as listed on Schedule
7.1 hereto, including those arising under the Satellite Contract.

                 ARTICLE 2 -- TREATMENT OF EXISTING AGREEMENTS

                  2.1. Satellite Contract.

                  2.1.1 Rejection. On the Approval Date, but subject to the occurrence of the Closing Date, the Satellite Contract shall hereby be rejected by the Debtors.


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                  2.1.2 Transfer. On the Closing Date, SS/L will deliver to GLP title to the Spare Satellites and one dispenser covered by the Satellite Contract. The Spare Satellites shall be transferred as is, where is.

                  2.1.3 Completion of 8th Satellite. After the Closing Date, upon request of GLP, SS/L shall provide GLP with proposed contract terms in reasonable detail, including a price, not to exceed $1,000,000, to complete the eighth Spare Satellite. GLP and SS/L will negotiate such terms in good faith, but failure to reach final agreement shall not constitute a breach of this Settlement Agreement by either party.

                  2.1.4 Modification/Maintenance/Storage. After the Closing Date, SS/L will, if GLP so requests, provide GLP with proposed contract terms to retrofit or modify any of the Spare Satellites and to maintain and store the Spare Satellites. GLP and SS/L will negotiate such terms in good faith, but failure to reach final agreement shall not constitute a breach of this Settlement Agreement by either party. GLP and SS/L shall use their reasonable best efforts to reach an agreement prior to the Closing Date for the maintenance and storage of the Spare Satellites for the period after the Closing Date. If such an agreement has not been reached by the Closing Date then for a period of at least 180 days after the Closing Date, SS/L shall store and maintain the Spare Satellites in accordance with the standards provided for in the Satellite Contract and GLP shall be liable to pay monthly for the reasonable value of any such maintenance or storage of the Spare Satellites.

                  2.1.5 Launch Services. After the Closing Date, if GLP so requests, SS/L will provide GLP with proposed contract terms to provide launch services for the Spare Satellites for a fee based on time and materials. GLP and SS/L will negotiate such terms in good faith, but failure to reach final agreement shall not constitute a breach of this Agreement by either party.

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                  2.2. Strategic Agreements.

                  2.2.1 Termination. On the Closing Date, each of the Strategic Agreements shall terminate (unless any of such agreements previously expired or terminated in accordance with its terms), except as provided in Section 2.2.2 hereof.

                  2.2.2 Joint Venture. On or as soon as practicable after the Closing Date, LGP, as the sole member of GSLLC, shall amend GSLLC's Limited Liability Company Agreement to designate GLP or its designee as a member with the right to own and control seventy-five (75) percent of GSLLC's membership interests and appoint seventy-five (75) percent of the directors and all of the officers of GSLLC and designate Loral or its affiliate designee with the right to own and control the other twenty five (25) percent of GSLLC's membership interests. Said amendment shall be in form and substance reasonably acceptable to the Parties, shall provide that GLP or its designee shall have management control over the joint venture, including budget matters, which includes all pricing and related matters, and shall include minority protections in favor of Loral or its affiliate designee crafted to ensure that Loral or its affiliate designee will receive its proportionate share of distributions of the net income of GSLLC and other economic value of GSLLC and not be treated disproportionately to the treatment of GLP or its designee as a member of GSLLC, it being understood by the Parties that the amendment otherwise shall not provide Loral or its designee with independent rights to control GSLLC generally or otherwise have consent rights in connection with such events as financings, acquisitions, or merger or other change of control transactions. The parties shall use their reasonable best efforts to agree on the form of agreement governing the joint venture prior to the Closing Date. As of the effective date of said amendment, GUSA and LQP will assign to GSLLC their respective rights under the

Strategic Agreements relating to government services, but not commercial and general aviation services, which commercial and general aviation rights shall revert to GUSA.

                  2.2.3 Exclusive Right to Offer Certain Services. For the avoidance of doubt, GSLLC shall have the exclusive right to offer (i) Globalstar services in the United States to the United States Department of Defense, and other United States national security agencies; and (ii) encrypted and / or secure Globalstar services to all federal, state and local government subscribers in the United States who require encrypted or end-to-end services; including without limitation, to the United States customers specified in the list attached as Exhibit A-1 to the GUSA Globalstar Service Reseller Agreement, dated as of April 1, 2000.

                  2.2.4 Exploitation. Pending creation of the joint venture, GLP and GSLLC each shall coordinate their respective performance under the Strategic Agreements with one another and, consistent with the terms thereof, will not take any material actions thereunder without the consent of the other party; provided, however, that GLP and GUSA may continue to add subscribers for the credit of GSLLC in accordance with existing subscription practices and procedures.

                  2.2.5 Deemed Valuation. Unless otherwise agreed by GLP and Loral, the valuation of the joint venture for purposes of any new equity investments in the joint venture by any Loral Entity or by GLP or any of its affiliates shall be supported by a valuation opinion (or other appropriate substitute opinion) of a nationally recognized investment banking firm selected by GLP and Loral, such opinion to be at the expense of the joint venture. Loral shall have the right to participate in any such new equity investment in the joint venture in accordance with such valuation opinion for the purpose of maintaining its proportionate ownership interest in the joint venture.

                  2.3. 2GHz Agreement.

                  2.3.1 Refund. On the Closing Date, SS/L shall refund $2,260,000 and retain $740,000 paid by GLP under the 2GHz Agreement and, subject to the other provisions of this Section 2.3, such payments shall be in full satisfaction of the parties' respective obligations to date under the 2GHz Agreement.

                  2.3.2 Termination Fee. On the Closing Date, SS/L shall waive the $250,000 termination fee under the 2GHz Agreement except as to a termination after the agreement is reinstated pursuant to Section 2.3.3 hereof.

                  2.3.3 Reinstatement. The 2GHz Agreement shall not be deemed terminated in connection with this settlement; provided, however, that prior to GLP being able to rescind its stop work order thereunder, GLP shall be required to reinstate SS/L's right to a $250,000 termination fee for any future termination under the 2GHz Agreement and the reinstatement otherwise shall be on terms acceptable to SS/L and GLP, subject to the requirement that in no event shall GLP be required to prepay more $2,260,000.

                  2.4. Other Executory Contracts.

                  2.4.1 Assumption/Rejection. Except with respect to a contract specifically addressed in this Article 2, (i) by the Approval Date, GLP shall determine on a non-binding basis whether to assume or reject all contracts with Loral Entities and advise Loral of those determinations, and (ii) the Debtors shall assume or reject all of the contracts with the Loral Entities on or before the earlier of: (a) the Confirmation Date; or (b) 30 days after the date of approval of a Section 363 Sale by the Bankruptcy Court.

                  2.5. Claims Under Existing Agreements.


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
                  2.5.1 Cure. Each contract with a Loral Entity assumed by the Debtors shall be treated in accordance with Section 365 of the Bankruptcy Code for purposes of cure determinations upon assumption.

                  2.5.2 Rejection/Termination. With respect to each contract with a Loral Entity in existence prior to the date hereof that is rejected or otherwise terminated by the Debtors: (a) the applicable Loral Entity shall have no rejection, damage or any other Claim except as provided in this Settlement Agreement; and (b) the Debtors shall have no claims against the Loral Entities, including, without limitation, any warranty claims.

                  2.5.3 Cooperation. Commencing on the Closing Date, the Loral Entities and the Debtors each shall provide reasonable cooperation to the other in the turnover and use of technical information in accordance with contracts existing on the Approval Date, whether or not such contracts are rejected by the Debtors. Without limitation, SS/L and GLP will enter into an intellectual property agreement providing for the transfers of certain Globalstar-related patents from SS/L to GLP, subject to a non-exclusive and non-transferable (except to an affiliate of SS/L), perpetual, royalty-free license therein being granted back to SS/L, and the retention by SS/L of rights to use the Globalstar system-related intellectual property developed under such contracts (including, without limitation, the Satellite Contract). GLP and SS/L will negotiate the terms of such intellectual property agreement in good faith, but failure to reach final agreement shall not constitute a breach of this Settlement Agreement by either party.

                     ARTICLE 3 -- CANADIAN SERVICE PROVIDER

                  3.1. Transfer of Loral Canadian Interest. On the Closing Date, the applicable Loral Entities shall transfer the Loral Canadian Interest to GLP and Loral shall take such steps necessary to cause the applicable Loral Entities to effect such transfer.

                  3.2. Releases. On the Closing Date, except as provided in
Section 3.4 hereof, each of the Canadian Service Providers on the one hand and each of the Loral Entities on the other hand shall have no further liability or indemnity obligations to each other.

                  3.3. Globalstar Canada. On or after the Approval Date, to the extent not previously acquired, GCSC may acquire Canadian Satellite Communications Inc.'s direct or indirect interest in Globalstar Canada using GCSC's cash on terms reasonably acceptable to GLP, Loral and the Creditors Committee. After the Closing Date, Loral will cooperate with GLP in supporting such acquisition.

                  3.4. Treatment of Loral's $10 Million Claim. On the Closing Date, the $10 million owed by Globalstar Canada to Loral shall be replaced by the issuance by Globalstar Canada to Loral or to Loral's affiliate designee of the Replacement Note and Russian Note having the following terms:

                  3.4.1 Replacement Note

                        (i) The Replacement Note shall be in the principal amount of $10 million less the sum of (a) the aggregate amount of net Brazil and net Mexico Service Providers debt due to GLP as of the Approval Date, (for the avoidance of doubt, such amounts being approximately $5 million and $600,000, respectively, as of January 26, 2003), plus (b) the principal amount of the Russian Note. For the avoidance of doubt, as of January 26, 2003 the principal amount of the Replacement Note would have been approximately $2.8 million.

                        (ii) The Replacement Note shall bear interest at 6% per annum payable quarterly in arrears.

                        (iii) The Replacement Note shall be amortized in twelve
                              equal quarterly installments payable in arrears during the three years commencing with the second anniversary of the Closing Date with the first such payment being due at the end of the quarter in which occurs the second anniversary of the Closing Date.

                        (iv) The Replacement Note shall have customary terms as may be agreed upon among Loral, the Creditors Committee and GLP, including, without limitation, events of default and acceleration upon non-payment of principal or interest.

                  3.4.2 Russian Note

                        (i) The Russian Note shall be in the principal amount of the Russian Debt (for the avoidance of doubt, such amount being approximately $1.6 million as of January 26, 2003).

                        (ii) The Russian Note shall bear interest at 6% per annum payable quarterly in arrears; provided, however, that for interest accruing during the period from the Closing Date through the first anniversary of the Closing Date, such interest shall be payable and paid only to the extent, if any, that GLP receives payments on the Russian Debt during such period.

                        (iii) From and after the Closing Date, amounts paid on
                              invoices by GLP or its affiliates or subsidiaries for services or equipment provided to GlobalTel after the Closing Date may not be applied to the Russian Debt.

                        (iv) At any time after the first anniversary of the Closing Date, Globalstar Canada shall have the right to satisfy any unpaid portion of the Russian Note by causing GLP to assign an equivalent amount of the unpaid portion of the Russian Debt to Loral (pursuant to an assignment in a form reasonably acceptable to Loral), which shall reduce the amount of the Russian Note by the amount of the Russian Debt so assigned.

                        (v) Except as set forth above, the Russian Note shall contain the same terms as the Replacement Note.

                        (vi) GLP shall use its reasonable best efforts promptly to collect (and after an assignment of the Russian Debt to Loral, to cooperate with Loral's efforts to collect) the Russian Debt.

            ARTICLE 4 -- BRAZIL, MEXICO AND RUSSIA SERVICE PROVIDERS

                  4.1. Loral to Retain Ownership. On the Closing Date, the Loral Entities will retain their respective ownership interests in the Brazil and Mexico Service Providers and GlobalTel. Promptly following a written request from Loral, the Debtors will assign or cause to be assigned to Loral or its affiliate designee each of the Globalstar Entities' respective actual or asserted interests, if any, (i) in GlobalTel as of the Closing Date, and (ii) any interest in the

Brazil Service Providers owned by the GP Debtors that is described in Section
6.3 hereof and that is assigned to GLP in connection with this settlement or acquired by GLP as part of substantive consolidation with the GP Debtors.

                  4.2. Most Favored Nation Status. From and after the Closing Date, the Debtors (and their Non-Debtor Subsidiaries) shall provide the Brazil Service Providers, Mexico Service Providers and GlobalTel with most favored nation status, e.g., the Debtors will provide Globalstar service on terms, including price, payment terms, and quality of service, no less favorable than the Debtors provide to any other service provider for similar types and quantities of services, and upon request, shall enter into written contracts with the Brazil Service Providers, Mexico Service Providers and GlobalTel reflecting those terms.

                  4.3. Assignment of Debt. On the Closing Date, the net amounts due to GLP by Brazil or Mexico Service Providers (to the extent of the amounts of the reductions to the principal amount of the Replacement Note made pursuant to Section 3.4.1(i)(a) hereof) shall be assigned to Loral or its affiliate designee pursuant to assignments in forms reasonably acceptable to Loral.

                  4.4. Prepaid Minutes. Through March 31, 2004, Globalstar will honor the prepaid minutes in existence as of the Approval Date of the Brazil and Mexico Service Providers as well as GlobalTel.

                   ARTICLE 5 -- ADDITIONAL LORAL OBLIGATIONS

                  5.1. Cooperation Covenant. Provided that the Loral Designees have resigned from the Globalstar GP Committee, during the Cooperation Period, Loral shall: (a) use its reasonable best efforts to consummate any debtor in possession financing proposal or third party investment proposal for the Debtors that is supported in writing by the Creditors Committee; and (b) regarding any Plan or motion for a Section 363 Sale for Globalstar filed in the Bankruptcy Court, vote against and not support such Plan or motion if the Creditors Committee files an objection to such Plan or motion, and for so long as the Creditors Committee does not withdraw such objection (the "Cooperation Covenant").

                  5.2. Loral Designees' Resignations. On the Closing Date, subject to the Approval Order becoming a Final Order and expressly approving the Loral Release and authorizing the resignations of the Loral Designees, Loral shall cause the Loral Designees to resign from their respective seats on the General Partners Committee. If such resignations are not authorized by the Bankruptcy Court or otherwise are prohibited by applicable law or agreements, then the Creditors Committee, GLP and Loral shall agree on alternative management arrangements consistent with the Cooperation Covenant. In any event, prior to and after the resignation of any Loral Designees from the General Partners Committee, Loral shall take, and cause the Loral Designees to take, subject to their fiduciary duties, such action as may be reasonably requested by GLP to ensure that: (a) the General Partners Committee continues, following such resignations, to have the legal ability to manage and direct the business and affairs of GLP; and (b) actions taken by GLP based on the approval and direction of the GLP Committee as it exists following such resignations will be duly authorized to the same extent as if such actions were approved and directed by the General Partners Committee as it exists today (the "Undertaking"). Requested actions may include, among other things, a reduction in the size of the General Partners Committee and the filling of vacancies on the Globalstar GP Committee. The Creditors Committee and Globalstar shall fully cooperate in Loral's efforts to fulfill the Undertaking. The sole remedy for any breach by Loral of such Undertaking shall be to require specific performance.

                  5.3. Plan Votes. The Loral Entities shall vote for and support any Plan that is consistent with the terms and conditions of this Settlement Agreement (including, without limitation, containing the provisions in Articles 8 and 10 and containing no other terms materially adverse to the Loral Entities); provided, however, that in respect of the Vendor Financing Claims, any vote shall be subject to obtaining any requisite consents.

                  5.4. Waiver. Loral shall waive any right to assert there has been a waiver of any valid and enforceable attorney client privilege of GLP or the Creditors Committee due to the fact the Creditors Committee and the Debtors exchanged information for purposes of the Settlement Motion regarding potential claims against the Loral Entities.

                      ARTICLE 6 -- GP DEBTORS' OBLIGATIONS

                  6.1. Big Leo License. On or as soon as practicable after the Closing Date, subject to FCC approval, LQP either will (i) cause L/Q Licensee to assign the FCC Big Leo License to GLP or (ii) assign its 100% stock ownership interest in L/Q Licensee to GLP. The Creditors Committee, and after the resignation of the Loral Designees, the Creditors Committee and GLP, shall determine which option is chosen unless regulatory restrictions preclude one option. Loral, the GP Debtors, the Creditors Committee and GLP each shall use their reasonable best efforts to obtain any regulatory approvals required for the transfer to GLP of the FCC Big Leo License or the L/Q Licensee stock.

                  6.2. Strategic Agreements. On the Closing Date, the GP Debtors shall consent to the termination and assignment of the Strategic Agreements contemplated by Section 2.2 hereof.

                  6.3. Brazil Service Providers. On the Closing Date, LGP Bermuda shall assign to GLP or GLP's designee, LGP Bermuda's equity interests in Loral Skynet do Brasil, Ltda. (.00003%) and Loral Space do Brasil Ltda. (.0003%), subject to any applicable third party or regulatory constraints, which shall then be immediately assigned, subject to any applicable third party or regulatory constraints, to the Loral Entities in accordance with Section 4.1 hereof.

                     ARTICLE 7 -- TREATMENT OF LORAL CLAIMS

                  7.1. Vendor Financing Claims. The Vendor Financing Claims shall be Allowed General Unsecured Claims in the amounts submitted by Loral, subject to Creditors Committee good faith review, and shall be treated the same as all other General Unsecured Claims other than Convenience Claims; provided, however, in no event shall the aggregate amount of the Allowed Vendor Financing Claims exceed $57 million.

                  7.2. Other Loral Claims. The Claims of the Loral Entities including any contract rejection claims, but excluding the Vendor Financing Claims, shall be Allowed General Unsecured Claims in the aggregate amount of $875 million. None of such Allowed Claims shall be subject to defenses such as set-off, recoupment, equitable subordination, equitable recharacterization, or any similar defenses, but such Allowed Claims shall be subject to reduction in accordance with Articles 8 and 10 hereof.

                             ARTICLE 8 -- RELEASES

                  8.1. Release by the Globalstar Entities. Subject only to Sections 8.4 and 9.4 hereof, effective upon the Closing Date, the Globalstar Entities, on behalf of themselves, their officers, directors, agents, employees, successors, assigns, and affiliates hereby fully and finally release, acquit and forever discharge the Loral Entities and the GP Debtors, each of their respective subsidiaries and affiliates (other than the Globalstar Entities), and their respective Representatives, successors and assigns, from any and all past and present, demands, obligations, actions, causes of action, rights or damages with respect to the Debtors and the operation of their businesses (other than (i) claims arising after the Closing Date under any Assumed Contract or defenses arising under such Assumed Contract to any claim for cure under Section 365 of the

Bankruptcy Code; (ii) claims for all sums due in connection with ordinary course postpetition commercial transactions between any Loral Entity or GP Debtor or one of their respective Representatives on the one hand and any Globalstar Entity on the other hand; (iii) claims arising under this Settlement Agreement and (iv) claims for indemnification covered by insurance policies to the extent of such insurance coverage), under any legal theory, including without limitation, under contract, tort, or otherwise, which they now have, may claim to have or ever had, whether such claims are currently known, unknown, foreseen or unforeseen, which any of such parties may now have or have ever had from the beginning of time through and including the Approval Date, including, without limitation, any and all claims arising under Chapter 5 of the Bankruptcy Code or as defined in Section 101(5) of the Bankruptcy Code and Causes of Action, Recovery Actions, derivative claims (including any claims that might be asserted by the Creditors Committee), alter-ego claims, and recharacterization claims.

                  8.2. Release by the Loral Entities and GP Debtors. Subject only to Sections 8.4 and 9.4 hereof, effective upon the Closing Date, the Loral Entities and the GP Debtors, on behalf of themselves, their officers, directors, agents, employees, successors, assigns, and affiliates, hereby fully and finally release, acquit and forever discharge the Globalstar Entities, and their respective Representatives, successors and assigns, from any and all past and present claims, defaults, demands, obligations, actions, causes of action, rights or damages with respect to the Debtors and the operation of their businesses (other than (i) claims arising after the Closing Date under or for cure under Section 365 of the Bankruptcy Code regarding any Assumed Contract;
(ii) claims for all sums due in connection with ordinary course postpetition commercial transactions between any Loral Entity or GP Debtor on the one hand and any Globalstar Entity on the other hand; (iii) claims arising under this Settlement Agreement; and

(iv) claims for indemnification covered by insurance policies to the extent of such insurance coverage), under any legal theory, including without limitation, under contract, tort, or otherwise, which they now have, may claim to have or ever had, whether such claims are currently known, unknown, foreseen or unforeseen, which any of such parties may now have or have ever had, from the beginning of time through and including the Approval Date, including, without limitation, any and all claims arising under Chapter 5 of the Bankruptcy Code or as defined in Section 101(5) of the Bankruptcy Code, derivative claims (including those that may be asserted by shareholders) and alter ego claims. Nothing in this Section 8.2 shall obligate any Person to participate in the defense of any claim that is unreleased due to insurance coverage.

                  8.3. Covenant Not to Sue. Subject only to Sections 8.4 and 9.4 hereof, the Globalstar Entities and Loral Entities each hereby covenant and agree that neither they nor any of their respective affiliates will hereafter sue or seek to establish liability against any of the released parties based in whole or in part upon any of the claims released in Sections 8.1 and 8.2 hereof.

                  8.4. Potential Revocation of Loral Release, etc. If (a) by the Deadline (i) no Section 363 Sale has been approved and (ii) no Reorganization Plan has been confirmed or (b) GLP's Reorganization Case is converted to one under chapter 7, then GLP, the Creditors Committee, or a trustee on behalf of GLP shall have the right, for a period of 120 days after the earlier of such Deadline or conversion, to file a motion in the GLP Reorganization Case seeking to revoke the Loral Release, subject to each of the following, with the effect that any such revoked Loral Release and any reciprocal release shall be null and void ab initio and of no force and effect:

                  (a) any such motion shall seek and be conditioned on the agreement to return to the Loral Entities all consideration and nullify any releases provided by the Loral Entities in connection with the Approval Order and to otherwise place the GP Debtors, the Loral Entities, GLP and the Creditors Committee in the same position they would have been in had the Approval Order not been entered (including, without limitation, undoing the reduction and allowance of Loral's claims, rescinding the releases in Sections 8.1 and 8.2 hereof, and transferring back the eight Spare Satellites, the Loral Canadian Interest, the Replacement Note, the Russian Note, the 2GHz Agreement refund, and the FCC Big Leo License and Strategic Agreement contract rights); provided, however, that such reinstatement obligation shall not include Loral's reinstatement of members of the Loral Designees onto the General Partners Committee (which reinstatement of the Loral Designees shall be within Loral's control to implement);

                  (b) the sole basis for granting the relief requested shall be that Loral materially breached the Cooperation Covenant during the Cooperation Period;

                  (c) GLP, the Creditors Committee or the chapter 7 trustee for GLP, as applicable, shall have the burden of proving any such material breach of the Cooperation Covenant;

                  (d) in such matter, no evidence of the Loral Entities' or Loral Designees' conduct prior to the Approval Date shall be admissible;

                  (e) it shall not be evidence of any breach of the Cooperation Covenant that during the Cooperation Period, the Loral Entities did any or any combination of the following: (i) met with potential investors in or bidders for the Debtors or their assets (including, without limitation, any discussion of Loral participating in or supporting any potential investor or bidder's proposal); (ii) rejected a request from any party to make concessions not provided for in this Settlement Agreement (except for requested concessions that are both noneconomic and not material to the Loral Entities); or (iii) participated in or supported a potential investor's proposal or plan with the Creditors Committee's prior consent;

                  (f) it shall be evidence of a breach of the Cooperation Covenant that during the Cooperation Period Loral participated in or otherwise endorsed (i) a potential investor's proposal without the Creditors Committee's prior consent or (ii) a GLP Plan as to which the Creditors Committee has filed a written objection to confirmation that has not been withdrawn; and

                  (g) consummation of (i) a Reorganization Plan or (ii) a
         Section 363 Sale (in each case, at any time, including after the Deadline) or the inability to return to any party any consideration or nullify any release that it provided pursuant to the Settlement Agreement (e.g., such as confirmation of a Plan for GLP that utilizes assets contributed by the Loral Entities) shall preclude any such motion to revoke the Loral Release.

                  8.5. Tolling Agreement. On or after the Approval Date and subject to the occurrence of the Closing Date, if GLP and the Creditors Committee so request, Loral shall enter into a tolling agreement, in a form reasonably satisfactory to Loral, the Creditors Committee and GLP, pursuant to which the statute of limitations with respect to any claims that GLP or its estate may have as of the Approval Date against Loral and its affiliates (excluding the GP Debtors) shall be extended through and including the earlier of: (a) April 30, 2004; or (b) the date of the consummation of any transaction contemplated by an order of the Bankruptcy Court approving a Section 363 Sale or confirming a Reorganization Plan.

                  8.6. General Partners Committee Members. If the Loral Release is delivered, then Messrs. Lundberg, Grierson and Towbin, in their capacities as members of the General Partners Committee, shall receive releases on the same terms and subject to the same conditions as the Loral Release as well as subject to the additional condition subsequent for each of Messrs. Lundberg, Grierson and Towbin that he not voluntarily resign or be terminated for cause as a member of the General Partners Committee until the Effective Date. 8.7. Reciprocity. Should a Person who is the beneficiary of a release under this Settlement Agreement assert a claim relating to the Debtors that has been released under this Settlement Agreement against any Person providing a release under this Settlement Agreement, then such release with respect to the Person asserting such claim shall be automatically revoked unless and until the beneficiary's claim is withdrawn with prejudice.

                              ARTICLE 9 -- PROCESS

                  9.1. Rule 9019 Motions. The relief set forth in this Settlement Agreement shall be sought by way of Rule 9019 Motions filed in the respective chapter 11 cases of the GP Debtors and the Debtors. If either of Sections 6.1 or 6.2 hereof concerning the Strategic Agreements and the Big Leo License are not approved by the Bankruptcy Court in connection with the Rule 9019 Motions, then this settlement still may be approved and consummated, and the Creditors Committee, GLP and Loral shall be obligated to use their reasonable best efforts to seek the same relief, in connection with a Plan for GLP, a Section 363 Sale, or a chapter 11 plan for the GP Debtors.

                  9.2. Substantive Consolidation Motion. If substantive problems arise with obtaining the relief contemplated in Sections 6.1 and 6.2 hereof in connection with the Plan and/or with the chapter 11 plan of the GP Debtors, then, at Loral's request, GLP, the GP Debtors, the Creditors Committee, and Loral shall use their reasonable best efforts to obtain substantive consolidation of the GP Debtors with GLP unless such substantive consolidation would have a material adverse impact on GLP or its creditors.

                  9.3. Alternative Arrangements. If either of Sections 6.1 or
6.2 hereof is not approved by the Bankruptcy Court in connection with the Rule 9019 Motions, a Plan, a plan for the GP Debtors, a Section 363 Sale, or a motion for substantive consolidation of the GP Debtors and GLP, then the Creditors Committee or GLP may require Loral to satisfy such elements by, as selected by agreement of the Creditors Committee, GLP, and Loral (which agreement such parties shall use their best efforts to reach), one of the following (so long as the option chosen would provide GLP with the Benefits): (a) assignment to New Globalstar of the Loral Entities' entire equity interest in LQP; (b) obtaining dismissal of the chapter 11 cases of one or more of the GP Debtors as appropriate and then a transfer of the Benefits to GLP or New Globalstar, as applicable; (c) continuing to hold such license and/or agreements for the benefit of GLP or New Globalstar, as applicable, to the same extent held today for GLP; or (d) such other means as may be determined to be reasonably satisfactory by GLP or New Globalstar, Loral and the Creditors Committee.

                  9.4. Release Revocation Motion.

                  9.4.1 Motion. If notwithstanding all of the above, the Benefits have not been realized by GLP on or before the Deadline, then GLP, the Creditors Committee, or a trustee on behalf of GLP shall have the right, for a period of 120 days after such Deadline, to file a motion in the Reorganization Case seeking to revoke the Loral Release, with the sole basis for granting the relief requested being the failure of GLP to realize the Benefits prior to the Deadline, and with the effect that any such revoked Loral Release and any reciprocal release shall be null and void ab initio and of no force and effect.

                  9.4.2 Defenses. Notwithstanding the failure of Globalstar to realize the Benefits before the Deadline, such revocation motion shall be denied if: (a) such Benefits were in fact received by GLP or New Globalstar; (b) such inability to realize the Benefits was caused by (x) the inability to obtain any requisite FCC or other required regulatory approvals; (y) the material breach by GLP or the Creditors Committee of any of its respective obligations hereunder; or (z) the selection by the Creditors Committee and/or GLP of one bidder despite the fact that another qualifying bidder, whose bid is not materially less favorable to GLP as an economic matter, would not have precluded GLP's ability to obtain the Benefits; or (c) such motion is not conditioned on compliance with the terms of Section 8.4(a) hereof.

                  9.4.3 Process. In connection with any such release revocation motion:

                  (a) No evidence of the Loral Entities' or Loral Designees' conduct prior to the Approval Date shall be admissible;

                  (b) GLP, the Creditors Committee or a chapter 7 trustee for GLP, as applicable, shall have the burden of making a prima facie case that GLP did not realize the Benefits on or before the Deadline and if that burden has been met, Loral shall have the burden of proof to establish that GLP did receive such Benefits or to establish any of the other defenses above that would prevent revocation of the Loral Release notwithstanding GLP's failure to realize such Benefits; and

                  (c) consummation of (i) a Reorganization Plan or (ii) a Section 363 Sale (in each case, at any time, including after the Deadline) or the inability to return to any party any consideration or nullify any release that it provided pursuant to the Rule 9019 settlement (e.g., such as confirmation of a reorganization plan for GLP that utilizes assets contributed by Loral) shall preclude any such motion to revoke the Loral Release.

                  9.4.4 Further Assurances. Following the Closing Date, each of the Parties will cooperate as another Party may reasonably request with all applications for all regulatory approvals necessary or appropriate to effect the consummation of the contemplated transactions.

                            ARTICLE 10 -- THE PLAN(S)

                  To the extent, if any, any of the following terms do not result from the Rule 9019 Motions, any motion for substantive consolidation of GLP and the GP Debtors, a Section 363 Sale, and/or a chapter 11 plan for the GP Debtors, the Parties shall use their reasonable best efforts to develop and seek confirmation of a Plan containing the following provisions and including no other provisions in such Plan inconsistent with this Settlement Agreement:

                  10.1. GP Debtors Release. All claims against the GP Debtors based solely on any such entity being a direct or indirect general partner of the Debtors shall be released in exchange for LQP transferring to GLP LQP's stock ownership interest in L/Q Licensee or authorizing the assignment by L/Q Licensee of the FCC Big Leo license to GLP and such GP Debtors consenting to the termination of the Strategic Agreements to the extent provided in this Settlement Agreement or such other resolution of such issues permissible under this Settlement Agreement.

                  10.2. New Globalstar Board Seats. The Creditors Committee of GLP shall have the right to designate individuals to fill not less than four seats on the board (or similar governance body) of New Globalstar. Loral shall receive the right to designate an individual to fill one of those four board seats. Notwithstanding the introductory paragraph of Article 10, solely as to the first sentence of this Section 10.2, GLP's obligation shall be limited to not taking any action to impair efforts to achieve the right to those four seats. The good faith approval by the Creditors Committee of an investment or sale proposal for GLP that would preclude such four seats on the board shall not constitute a breach of this Settlement Agreement.

                  10.3. Vendor Financing Claims. The Vendor Financing Claims allowed pursuant to Section 7.2 hereof shall be treated the same as all other Allowed General Unsecured Claims (other than Convenience Claims).

                  10.4. Third Party Releases. The Loral Entities and their Representatives and the General Partners Committee Members shall be the beneficiaries of the broadest Third Party Releases available by law.

                  10.5. Loral Claims Other Than Vendor Financing Claims.

                  10.5.1 Reduction of Loral Claims Upon Full Third Party Release. Provided that the Loral Entities' Allowed General Unsecured Claims are treated the same as all other Allowed General Unsecured Claims (other than Convenience Claims), when a Confirmation Order consistent with this Settlement Agreement, and not containing terms otherwise materially adverse to Loral, becomes a Final Order, the Loral Entities' Allowed General Unsecured Claims (exclusive of the Vendor Financing Claims) shall be reduced by $437.5 million (i.e., from $875 million to $437.5 million plus the Additional Amount), and the consideration payable under the Plan in regard to the Loral Entities' remaining Claims (i.e., $437.5 million) shall be reallocated among the parties (other than the Loral Entities) bound by the Third Party Releases granted in favor of the Loral Entities under the Plan.

                  10.5.2 Reduction of Loral Claims Upon Limited Third Party Release. If the Loral Entities do not receive Third Party Releases that bind all creditors and equity holders of the Debtors, then, instead of the Loral Entities Allowed General Unsecured Claims being reduced from $875 million to $437.5 million plus the Additional Amount, the Loral Entities' Allowed General Unsecured Claims shall be reduced to an Allowed General Unsecured Claim of $455 million plus the Additional Amount, and the distributions allocable to the remainder of the Loral

Entities' Allowed General Unsecured Claims (i.e., $420 million) shall be allocated among the creditors (other than the Loral Entities) who are bound by the Third Party Releases.

                  10.5.3 GTL Warrants. To the extent, if any, warrants in New Globalstar are to be issued under the Plan and distributed to holders of GTL equity, such warrants shall be distributed to Loral or its designee (unless such receipt materially would impact on confirmation of the Plan); provided, however, that all such warrants must be distributed to GTL equity holders or surrendered to New Globalstar.

                  10.6. Extension of Releases Pursuant to Plan. This Settlement Agreement shall be ratified and the releases granted pursuant hereto, including the Loral Release and the releases of the members of the General Partners Committee, shall be extended to cover the period from the Approval Date through the Confirmation Date.

                ARTICLE 11 -- CONDITIONS TO CLOSING; TERMINATION

                  11.1. Conditions to Closing. Except for Articles 11, 12, and 13 hereof, the obligations of the Parties hereunder are conditioned upon the satisfaction of each of the following conditions, which conditions are for the mutual benefit of the Parties:

                  11.1.1 As of the Closing Date, the Approval Order shall have become a Final Order, unless such condition is waived in writing by Loral.
11.1.2 All requisite consents to the transactions contemplated by this Settlement Agreement under credit agreements and indentures to which Loral or any of its subsidiaries is a party shall have been duly obtained. Loral shall seek any such consents as soon as practicable and update the other Parties from time to time regarding the status of such consents.

                  11.2. Termination. This Settlement Agreement may be terminated only as provided below:

                  11.2.1 GLP, the Creditors Committee and Loral may terminate this Settlement Agreement by mutual written consent at any time prior to the Closing Date.

                  11.2.2 Loral, GLP or the Creditors Committee may terminate this Settlement Agreement at any time upon written notice to each other if the Approval Date has not occurred by May 30, 2003.

                  11.3. Effect of Termination. In the event of the termination of this Settlement Agreement pursuant Section 11.2 hereof, all obligations of the Parties hereunder will terminate without any liability of any Party to any other Party under this Settlement Agreement, and the Parties shall retain all rights, remedies, defenses, obligations and liabilities existing as of the date immediately prior to the execution of this Settlement Agreement.

                  ARTICLE 12 -- REPRESENTATIONS AND WARRANTIES

                  12.1. Legal Capacity to Contract. Subject to entry of the Approval Order and, as to the GP Debtors, a corresponding order in their chapter 11 cases, each Party represents that it has the requisite power, authority and legal capacity to make, execute, enter into and deliver this Settlement Agreement and to fully perform its duties and obligations under this Settlement Agreement, and that neither this Settlement Agreement nor the performance by the Parties of any duty or obligation under this Settlement Agreement will violate any other contract, contract amendment, supplement, agreement, covenant or restriction by which such Party is bound.

                  12.2. No Prior Interests. Each Party represents that it has not transferred or assigned to any third party any right, interest, claim, obligation, or Cause of Action being transferred, conveyed, released or compromised pursuant to this Settlement Agreement, and such Party shall indemnify all other Parties from and against any third party claim asserting such a transfer or assignment of any such right, interest, claim, obligation, or Cause of Action.

                  12.3. No Admission of Liability. The execution of this Settlement Agreement by any Party does not constitute, imply or evidence the truth of any claim, the admission of any liability, the validity of any defense or the existence of any circumstances or fact, which could constitute a basis for any claim, liability or defense, other than the purpose of enforcing the terms and provisions of this Settlement Agreement.

                  12.4. No Other Representations and Warranties. Each Party agrees that no representations, warranties, or promises other than those set forth in this Settlement Agreement were made by any Party or any employee, agent or legal counsel of any Party to induce said Party to execute this Settlement Agreement.

                  12.5. Loral Representations.

                  12.5.1 Operation of the Globalstar Satellite Constellation. Loral represents that, to the best of its knowledge as of the date hereof, other than as described in the Anomaly Investigation Final Report, dated May 7, 2002, in the Memorandum, dated February 28, 2003, from Olof Lundberg to Akin Gump Strauss Hauer & Feld LLP and in the Memorandum, dated April 8, 2003 from Olof Lundberg to Akin Gump Strauss Hauer & Feld LLP, Loral is not aware of any facts, conditions, or anomalies that would have a material adverse effect on the operation of the Globalstar satellite constellation. The foregoing representation shall not constitute a warranty as to the condition of the Globalstar satellite constellation or otherwise and shall expire upon the earlier of: (a) the consummation of a GLP Plan or a Section 363 Sale; or (b) December 31, 2004.

                  12.5.2 Spare Satellites. SS/L represents that, to its knowledge as of the date hereof, during the periods the Spare Satellites were in SS/L's possession they were stored in a manner not materially less favorable to GLP than the standards provided for in the Satellite

Contract. The foregoing representation shall not constitute a warranty as to the condition or otherwise regarding the Spare Satellites and shall expire on the Closing Date.

                           ARTICLE 13 -- MISCELLANEOUS

                  13.1. Independent Parties. The Globalstar Entities, the GP Debtors and the Loral Entities are independent parties and nothing herein shall make any of the Globalstar Entities, the GP Debtors, or the Loral Entities an agent, partner or joint venturer of the other, except to the extent expressly provided herein.

                  13.2. Successors. The provisions of this Settlement Agreement shall be binding upon and inure to the benefit of the Parties and the respective successors and assigns of each of the Parties, including, without limitation, any trustee appointed in the Reorganization Cases as the representative of the estates of the Debtors, or any other Representative of the Parties who qualifies in a case under the Bankruptcy Code or in connection with any other state, provincial, or federal proceeding. Without limiting the generality of the foregoing, GLP may assign its rights and obligations under this Settlement Agreement to New Globalstar, including pursuant to a Section 363 Sale or in accordance with the terms of a Confirmation Order. The terms and conditions of this Settlement Agreement shall survive:

                  (a) the entry of any subsequent order converting all or any of the Reorganization Cases from chapter 11 cases under the Bankruptcy Code to chapter 7 cases under the Bankruptcy Code;

                  (b) the appointment of any trustee in all or any of the Reorganization Case or in any ensuing chapter 7 cases under the Bankruptcy Code;

                  (c) the confirmation of a Plan under the Bankruptcy Code in all or any of the Reorganization Cases;

                  (d) the dismissal of all or any of the Reorganization Cases or entry of an order withdrawing the reference of all or any of the Reorganization Cases from the Bankruptcy Court; or

                  (e) an order from the Bankruptcy Court abstaining from handling all or any of the Reorganization Cases.

                  13.3. Notice. All notices and communications concerning this Settlement Agreement shall be in writing, be effective upon receipt, and addressed to the parties hereto as follows:

            If to the Creditors Committee:

            Daniel H. Golden, Esq.
            Stephen B. Kuhn, Esq.
            Akin Gump Strauss Hauer & Feld LLP
            590 Madison Avenue
            New York, NY 10022-2524



            If to any Globalstar Entity:

            William Adler, Esq.
            Globalstar, L.P.
            3200 Zanker Road
            San Jose, CA 95134


            With a copy to:

            Paul D. Leake, Esq.
            Jones Day Reavis & Pogue
            222 East 41st Street
            New York, New York 10017



            If to any Loral Entity:

            c/o Russell Mack
            Loral Space & Communications Ltd.
            600 Third Avenue
            New York, New York 10016

            With a copy to:

            Avi Katz, Esq.
            Vice President, General Counsel and Secretary
            Loral Space & Communications Ltd.

            600 Third Avenue
            New York, New York 10016

            Alan J. Lipkin, Esq.
            Willkie Farr & Gallagher
            787 Seventh Avenue
            New York, New York 10019



            If to any GP Debtor:

            Avi Katz, Esq.
            Vice President, General Counsel and Secretary
            Loral Space & Communications Ltd.
            600 Third Avenue
            New York, New York 10016

            With a copy to:

            David Stratton, Esq.
            Pepper Hamilton
            1201 Market Street
            Suite 1600
            Wilmington, DE 19801



or at such other address as may be designated in writing to the Parties hereto.

                  13.4. Governing Law. This Settlement Agreement and the rights and duties of the Parties arising hereunder shall be governed by, and construed, enforced and performed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws that would require the application of the law of any other jurisdiction. Notwithstanding anything to the contrary, however, any Assumed Agreements shall continue to be governed by the laws of the jurisdiction as set forth in the "Choice of Law" provisions in each of such agreements.

                  13.5. Retention of Jurisdiction. The parties agree that, during the period from the date hereof until the date on which the Debtors' Reorganization Cases are closed or dismissed (the "Bankruptcy Period"), the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy, claim or dispute arising out of or relating to this Settlement Agreement or any other agreement entered into in connection herewith, or the breach hereof or thereof. The parties further agree that, following the Bankruptcy Period, any action or proceeding with respect to such controversy, claim or dispute may be brought against any of the parties exclusively in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the personal jurisdiction of such court and the Bankruptcy Court (and to the appropriate appellate courts) in any such action or proceeding and waives any objection, including, without limitation, any objection to the laying of venue or on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions. Each party hereby irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other parties to such action or proceeding. Each party acknowledges and agrees that any controversy which may arise under this Settlement Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury.

                  13.6. Entire Agreement; Amendments; Joint Work Product. This Settlement Agreement constitute the complete agreement between the Parties related to the subject matter hereof, and supersede any prior or contemporaneous agreements or representations affecting the same subject matter, including, without limitation, the Settlement Term Sheet, dated as of March

14, 2003. No amendment, modification or change to this Settlement Agreement shall be enforceable unless it: (a) is reduced to a writing that is executed by the Parties against whom such amendment, modification or change is sought to be enforced; and (b) specifically references this Settlement Agreement. This Settlement Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against any Party. The Parties will execute and deliver such further agreements and other documents, seek the entry of such court orders, and take such other actions as any of the other Parties may reasonably request or as may be necessary or appropriate to consummate or implement the terms of this Settlement Agreement or to evidence such events or matters.

                  13.7. Counterparts. This Settlement Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

                  13.8. Facsimile Delivery. This Settlement Agreement may be delivered by facsimile transmission of an executed counterpart signature page hereof, and after attachment of such transmitted signature page to a copy of this Settlement Agreement, such copy shall have the same effect and evidentiary value as copies delivered with original signatures. Any Party delivering this Settlement Agreement by facsimile transmission shall deliver to the other Parties, as soon as practicable after such delivery, an original executed counterpart signature page of this Settlement Agreement.

                  13.9. Expedited Approval. Each of the Parties agrees to use its reasonable best efforts to obtain entry of the Approval Order on or before April 10, 2003.

                  IN WITNESS WHEREOF, the Debtors, the Creditors Committee and the Loral Entities listed below have executed this Settlement Agreement effective as of April 8, 2003.
Dated: April 8, 2003

OFFICIAL COMMITTEE OF UNSECURED CREDITORS


By: /s/ Van Greenfield
   ------------------------------

Name:   Van Greenfield
     ----------------------------

Title:  Chair
      ---------------------------

GLOBALSTAR, L.P.

By: /s/ Anthony J. Navarra
   ------------------------------

Name:   Anthony J. Navarra
   ------------------------------

Title:  President
   ------------------------------

GLOBALSTAR CAPITAL CORPORATION

By: /s/ Anthony J. Navarra
   ------------------------------

Name:   Anthony J. Navarra
   ------------------------------

Title:  President
   ------------------------------

GLOBALSTAR SERVICES COMPANY

By: /s/ Anthony J. Navarra
   ------------------------------

Name:   Anthony J. Navarra
   ------------------------------

Title:  President
   ------------------------------

GLOBALSTAR, L.L.C.

By: /s/ Anthony J. Navarra
   ------------------------------

Name:   Anthony J. Navarra
   ------------------------------

Title:  President
   ------------------------------

GLOBALSTAR USA, L.L.C.

By:  /s/ William F. Adler
   ------------------------------

Name:    William F. Adler
   ------------------------------

Title:   Director
   ------------------------------

LORAL SPACE & COMMUNICATIONS LTD.

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO


SPACE SYSTEMS/LORAL, INC.

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO


LORAL/QUALCOMM PARTNERSHIP, L.P.

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO


LORAL GENERAL PARTNER, INC.

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO


LORAL SPACE & COMMUNICATION CORPORATION

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO


LORAL/DASA GLOBALSTAR, L.P.

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO

LORAL SPACECOM CORPORATION

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO

LORAL SATELLITE, INC.


By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO


LORAL CYBERSTAR INTERNATIONAL, INC.

By: /s/ Eric J. Zahler
   ------------------------------
Name: Eric J. Zahler
Title: President and COO

                          SCHEDULE 1.46 - LORAL CLAIMS

FILED LIQUIDATED CLAIMS

Loral Space and Communications Ltd.                 $59,112,191
Loral Space & Communications                       $207,023,640
Corporation
Loral Satellite, Inc.                              $557,593,848
Space Systems/Loral, Inc.                           $97,167,475
Loral/DASA Globalstar, L.P.                            $800,000
Loral Cyberstar International, Inc.                     $78,930
                                                   ------------
      SUBTOTAL                                     $921,776,074
LESS: MAXIMUM AMOUNT OF
VENDOR FINANCING CLAIMS                            $(57,000,000)
                                                   ------------
                                                   $864,776,074

NOTE:  THE AGGREGATE AMOUNT OF ALLOWED LORAL CLAIMS (INCLUDING
       UNLIQUIDATED AND REJECTION CLAIMS) UNDER THE SETTLEMENT AGREEMENT IS $875 MILLION, SUBJECT TO REDUCTION.

                                  SCHEDULE 7.1
                             VENDOR FINANCING CLAIMS
                                    (IN USD)

                   Alcatel Cannes                5,016,381
                   Alcatel Toulouse             24,834,508
                   DASA                         20,488,334
                   Alenia                        2,073,993
                   TOTAL                        52,413,216